Exhibit 10.1

Execution Version

BISHOP SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of April 9, 2017, by and among Knight Transportation, Inc., an Arizona corporation (“Rook”), and the Persons whose names are set forth on the signature pages hereto under the caption “Stockholders” (each individually a “Stockholder” and, collectively, the “Stockholders”).

WITNESSETH:

WHEREAS, as of the date of this Agreement, each Stockholder owns the number of shares of Class A common stock, par value $0.01 per share (the “Bishop Common Stock”), and of Class B common stock, par value $0.01 per share (the “Bishop Class B Common Stock” and together with the Bishop Common Stock, the “Bishop Stock”), of Swift Transportation Company, a Delaware corporation (“Bishop”), set forth on Schedule A attached hereto;

WHEREAS, concurrently herewith, Rook, Bishop and Bishop Merger Sub, Inc., an Arizona corporation (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of this date (the “Merger Agreement”), pursuant to which the parties thereto have agreed to effect a business combination by means of (i) an amendment and restatement of the certificate of incorporation of Bishop (the “Charter Amendment”) pursuant to which, among other things, Bishop’s corporate name will change to “Knight-Swift Transportation Holdings Inc.” and each issued and outstanding share of Bishop Common Stock and each issued and outstanding Bishop Class B Common Stock will be treated as set forth therein; and (ii) a subsequent merger of Merger Sub with and into Rook (the “Merger”) in accordance with the terms of the Merger Agreement pursuant to which Rook will survive as a wholly owned subsidiary of Bishop and, except as set forth therein, each issued and outstanding share of common stock, par value $0.01 per share, of Rook will be converted into the right to receive one (1) share of Bishop Common Stock, all on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to the willingness of Rook to enter into the Merger Agreement, and as an inducement and in consideration therefor, Rook has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

SECTION 1.1           Defined Terms. For purposes of this Agreement, terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

SECTION 1.2           Other Definitions. For purposes of this Agreement:

(a)          “Bishop Acquisition Proposal” means an Acquisition Proposal with respect to Bishop.

(b)          “Bishop Entity” means any trust primarily for the benefit of the Stockholders or any members of Stockholders’ Immediate Family and any other entity in which the Stockholders or any members of Stockholders’ Immediate Family separately or collectively hold all of the outstanding equity interests.

(c)          “Immediate Family” means lineal descendants (whether by blood, adoption, or marriage), ancestral forebears, current and former spouses, and persons related by blood, adoption or marriage to any of the foregoing.

(d)          “Jack” means Jerry Moyes.

(e)          “Jack Disclosure Letter” means that certain letter dated the date hereof from Jack to Rook regarding Section 4.3 of this Agreement.

(f)          “Order” means any Law, injunction, ruling, decree, award, judgment or similar order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any court or Governmental Entity.

(g)          “owned” means direct or indirect ownership, beneficial ownership (within the meaning of the Exchange Act) or any right to acquire ownership or beneficial ownership. The Stockholders represent and warrant that they own the Shares held of record by the Specified Entities, it being understood that certain of such Shares are owned by certain Stockholders but not necessarily all Stockholders.

(h)          “Owned Shares” means all of the shares of Bishop Stock owned by such Stockholder as of the date of this Agreement in the manner set forth on Schedule A, including, where applicable, Bishop Stock underlying Bishop Equity Awards (whether issued or issuable).

(i)          “Permitted Transactions” means any amendment, waiver, or refinancing of any Specified Pledging Transaction to the extent reasonably necessary to (i) permit such arrangements to continue after the consummation of the Merger and the transactions to be carried out in connection therewith; or (ii) prevent any Stockholder from incurring any liability for disgorgement of “short-swing” profits under Section 16(b) of the Exchange Act and the rules promulgated thereunder; provided that no such amendment, waiver or refinancing shall constitute a Permitted Transaction (x) unless the Stockholders and/or the Specified Entities, as applicable, will continue after such amendment, waiver or refinancing to have the power to vote the shares of Bishop Stock subject to such Specified Pledging Transaction to the same extent as they do as of the date of this Agreement or (y) if such amendment, waiver or refinancing will require the conversion of any shares of Bishop Class B Common Stock into Bishop Common Stock (other than pursuant to the Charter Amendment). Each Stockholder shall, and shall cause each Specified Entity (as applicable) to, notify Rook of, and provide Rook with such information and documentation as Rook shall reasonably request regarding, any potential Permitted Transaction a reasonable time prior to entering into such transaction.

(j)          “Permitted Transferee” means any Bishop Entity or any charitable foundation or organization, in each case only if such parties agree to be bound by the terms of this Agreement.

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(k)          “Specified Amendment” means any amendment of the Merger Agreement, the Rook Stockholders Agreements, the Rook Support Agreements or the Amended Bishop Charter, Amended Bishop Bylaws, Surviving Corporation Articles of Incorporation or Surviving Corporation Bylaws attached to the Merger Agreement, that would result in a change in the Bishop Share Consolidation Ratio, the Merger Consideration or the post-Closing governance rights of Jack or that would otherwise reasonably be expected to have a material adverse effect on Jack.

(l)          “Specified Entities” means Cactus Holding Company, LLC, an Alaska limited liability company, Cactus Holding Company II, LLC, an Alaska limited liability company, Cactus Holding Company III, LLC, an Alaska limited liability company, M Capital Group Investors, LLC, a Delaware limited liability company, and M Capital Group Investors II, LLC, a Delaware limited liability company.

(m)          “Specified Pledging Transaction” means any hedging or pledging arrangement of any Stockholder described on Schedule B with respect to the Owned Shares set forth on Schedule B.

(n)          “Transfer” means sell, transfer, assign, subject to a Lien, pledge, encumber or otherwise dispose, whether directly or indirectly, including through swap, derivative or hedging transactions or otherwise. For avoidance of doubt, any conversion of any shares of Bishop Class B Common Stock into Bishop Common Stock (other than pursuant to the Charter Amendment) shall constitute a Transfer of such shares of Bishop Class B Common Stock.

(o)          “Voting Period” means the period from and including the date of this Agreement through and including the earliest to occur of (i) the effectiveness of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms.

ARTICLE 2
VOTING AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1           Agreement to Vote.

(a)          Each Stockholder hereby agrees that, during the Voting Period, (x) such Stockholder shall take all such actions as may be required to cause all Owned Shares owned by such Stockholder to be voted in favor of the approval of the Charter Amendment (as the components thereof may be combined or separately required to be proposed or presented) and the Share Issuance at any meeting of the stockholders of Bishop in connection with the approval of any component of the Charter Amendment or the Share Issuance and (y) such Stockholder shall take all such actions as may be required to cause each Owned Share owned by such Stockholder to be present, in person or by proxy, at any meeting of the stockholders of Bishop in connection with the approval of all or any component of the Charter Amendment or the Share Issuance for the purposes of determining the presence of a quorum and voted in accordance with the preceding clause (x) at such meetings (including at any adjournments or postponements thereof).

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(b)          Subject to Section 3.2 hereof, each Stockholder hereby agrees that, during the Voting Period, such Stockholder shall vote or execute consents, as applicable, with respect to the Owned Shares owned by such Stockholder as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Owned Shares owned by such Stockholder as of the applicable record date) against each of the matters set forth in clauses (i), (ii), (iii) and (iv) below at any meeting (or any adjournment or postponement thereof) of, or in connection with any proposed action by written consent of, the holders of Bishop Stock at or in connection with which any of the holders vote or execute consents with respect to any of the following matters:

(i)          any merger or similar agreement or merger (other than the Merger Agreement, the Merger or any business combination or transaction with Rook or any of its affiliates), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Bishop or any of its Subsidiaries or any other business combination involving Bishop or any of its Subsidiaries;

(ii)         any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Bishop contained in the Merger Agreement or of such Stockholder contained in this Agreement;

(iii)        any action, proposal, transaction or agreement involving Bishop or any of its Subsidiaries that would reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Merger, any component of the Charter Amendment or any of the other transactions contemplated by the Merger Agreement, in contravention of the terms and conditions set forth in the Merger Agreement; and

(iv)        any Bishop Acquisition Proposal made prior to the termination of the Merger Agreement.

(c)          Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that the Owned Shares owned by each Stockholder are duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent. Nothing contained in this Agreement shall require any Stockholder to vote or execute any consent with respect to any Bishop Stock (i) issuable in connection with a Bishop Equity Award but not yet issued prior to the applicable record date for the applicable vote or consent or (ii) which a Stockholder or its Affiliate has the right to acquire pursuant to a sale and repurchase agreement but which such Stockholder or its Affiliate has not acquired and does not have the right to vote prior to the applicable record date for the applicable vote or consent.

SECTION 2.2           Grant of Irrevocable Proxy. Each Stockholder hereby irrevocably appoints, and shall cause each Specified Entity to irrevocably appoint, Rook and any designee of Rook, and each of them individually, as such Stockholder’s or Specified Entity’s, as applicable, proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or execute consents during the Voting Period, with respect to the Owned Shares owned by such Stockholder or Specified Entity, as applicable, as of the applicable record date, in each case solely to the extent and in the manner specified in Section 2.1. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder shall not, and shall cause each Specified Entity not to, directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of such Stockholder’s or any Specified Entity’s Owned Shares that is inconsistent with Sections 2.1 and 2.2; provided, that the foregoing shall not be deemed to prohibit customary powers of attorney contained in security or pledge agreements that support any Specified Pledging Transaction and grant the secured party a proxy, power of attorney, or similar rights in connection with a foreclosure or similar exercise of remedies thereunder.

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SECTION 2.3           Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 2.2 by each Stockholder and Specified Entity, shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder or any Specified Entity with regard to such Stockholder’s or any Specified Entity’s Owned Shares and such Stockholder acknowledges that the proxy constitutes an inducement for Rook, Bishop and Merger Sub to enter into the Merger Agreement. The power of attorney granted by each Stockholder or Specified Entity is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate only upon the expiration of the Voting Period.

ARTICLE 3
COVENANTS

SECTION 3.1           Voting Period Restrictions. Except for Permitted Transactions, each Stockholder agrees that such Stockholder shall not, and shall cause each Specified Entity not to, during the Voting Period:

(a)          Transfer any Owned Shares or any interest therein, or any economic or voting rights with respect thereto (including any rights decoupled from the underlying securities) or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy), other than with the prior written consent of Rook; provided that the foregoing shall not prevent (i) the Transfer of Owned Shares upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the laws of intestate succession, but only if, and any such Transfer shall be void unless, the transferee executes and delivers to Rook an agreement to be bound by the terms of this Agreement to the same extent as such Stockholder, (ii) the Transfer of Owned Shares to a Permitted Transferee, (iii) any purported Transfer of Owned Shares in connection with the cashless exercise or cashless settlement of any Bishop Equity Award, or (iv) a Transfer by a secured party exercising its remedies upon default under any Specified Pledging Transaction; or

(b)          acquire, offer or propose to acquire or agree to acquire, directly or indirectly, whether by purchase, take-over bid, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any additional securities (or options, rights or warrants to purchase, securities convertible into or exchangeable for, or securities the value of which is determined substantial part based on the value of, such securities) of Rook or Bishop (other than the acquisition of Bishop Equity Awards granted to such Stockholder or the acquisition of shares of Bishop Common Stock upon the exercise or settlement of a Bishop Equity Award).

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SECTION 3.2           No Shop Obligations of Each Stockholder.

(a)          From the date of this Agreement until the earlier of Effective Time or the termination of this Agreement in accordance with its terms, each Stockholder agrees that such Stockholder and its, his or her controlled Affiliates (excluding Bishop and its Subsidiaries) and the Specified Entities shall not, and shall not authorize or permit any of its, his or her or their respective Representatives to, directly or indirectly, (i)  solicit, initiate or knowingly encourage, induce or facilitate any Bishop Acquisition Proposal or any inquiry, proposal or offer that may reasonably be expected to lead to a Bishop Acquisition Proposal, (ii) furnish any nonpublic information regarding Bishop or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Bishop or any of its Subsidiaries to, or otherwise cooperate in any way with, any Person that is reasonably expected to make, or is otherwise seeking to make, or has made, a Bishop Acquisition Proposal, or (iii) participate in any discussions (provided, however, a Stockholder may refer Persons to the filings with the SEC to which this Agreement is filed as an exhibit) or negotiations with any Person regarding a Bishop Acquisition Proposal. Notwithstanding the foregoing, to the extent that Bishop is permitted to engage in any of the foregoing activities pursuant to Section 5.2(b) of the Merger Agreement, each Stockholder, its, his or her controlled Affiliates and its, his or her or their respective Representatives may (A) participate in such activities, provided that such action by such Stockholder, its, his or her controlled Affiliates and its, his or her or their respective Representatives would be permitted to be taken by Bishop pursuant to Section 5.2(b) of the Merger Agreement and (B) engage in discussions regarding the potential terms of any voting, stockholders, employment or consulting agreement (or other similar agreements) with any Person that has made a Bishop Acquisition Proposal.

(b)          In addition, each Stockholder shall promptly (but in any event within one Business Day) advise Rook of any Bishop Acquisition Proposal received by such Stockholder or any of its, his or her controlled Affiliates (excluding Bishop and its Subsidiaries) or the Specified Entities, the material terms and conditions of any such Bishop Acquisition Proposal (including any material changes thereto) and the identity of the Person making any such Bishop Acquisition Proposal.

SECTION 3.3           General Covenants.

(a)          Each Stockholder agrees that such Stockholder and its, his or her controlled Affiliates (excluding Bishop and its Subsidiaries) and the Specified Entities shall not: (a) enter into any agreement, commitment, letter of intent, agreement in principle, or understanding with any Person or take any other action that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (b) take any action that could restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform such Stockholder’s covenants and obligations under this Agreement.

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(b)          Rook agrees to provide Jack with written notice prior to executing and delivering any Specified Amendment.

SECTION 3.4           Stockholders’ Capacity. Rook acknowledges that no Stockholder is making any agreement or understanding herein on behalf of Bishop or any of its Subsidiaries or in such Stockholder’s capacity as a director or officer of Bishop and that each Stockholder is executing this agreement solely in such Stockholder’s capacity as the direct or indirect owner of Bishop Stock and nothing herein shall limit or affect any actions taken by such Stockholder in such Stockholder’s capacity as a director or officer of Bishop.

SECTION 3.5           Stop Transfer; Changes in Owned Shares. Each Stockholder agrees that (a) this Agreement and the obligations hereunder shall attach to its Owned Shares and shall be binding upon any Person to which legal or beneficial ownership of such Owned Shares shall pass, whether by operation of law or otherwise, including its successors or assigns and (b) other than as permitted by this Agreement, such Stockholder shall not request that Bishop register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of its Owned Shares; provided, that nothing herein shall prohibit or otherwise restrict a Transfer by a secured party exercising its remedies upon default under any Specified Pledging Transaction. Notwithstanding any Transfer, such Stockholder shall remain liable for the performance of all of its obligations under this Agreement.

SECTION 3.6           Further Assurances. From time to time and without additional consideration, each party hereto shall take such further actions, as another party hereto may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

SECTION 3.7           Specified Entities. Each Stockholder shall use its reasonable best efforts to obtain such approvals as necessary to allow each Specified Entity to be bound by this Agreement as a Stockholder, and upon obtaining any such approval shall cause the applicable Specified Entity to agree to be bound by the terms hereof as a Stockholder.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants to Rook as follows:

SECTION 4.1           Authorization. Such Stockholder has all power and authority (or legal capacity in the case of an individual) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming it has been duly and validly authorized, executed and delivered by Rook, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally, and (ii) general principles of equity.

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SECTION 4.2           Ownership of Shares. As of the date hereof, the Owned Shares of such Stockholder are listed on Schedule A attached hereto. Except as described in the Schedule 13D, as amended to the date hereof, of such Stockholder with respect to Bishop Stock or Forms 3, 4, or 5 filed by such Stockholder with the SEC on or prior to the date hereof, or as otherwise disclosed to Rook in writing on or prior to the date hereof, such Stockholder is the sole record and beneficial owner, free and clear of all Liens and all voting agreements and commitments of every kind, of all of the Owned Shares (including the Owned Shares underlying such Stockholder’s Bishop Equity Awards) listed opposite such Stockholder’s name, or described as being owned by such Stockholder, as applicable, on Schedule A hereto and has the sole power to vote (or cause to be voted) and to dispose of (or cause to be disposed of) such Owned Shares without restriction and no proxies through and including the date hereof have been given in respect of any or all of such Owned Shares (including the Owned Shares underlying such Stockholder’s Bishop Equity Awards) other than proxies which have been validly revoked prior to the date hereof.

SECTION 4.3           No Conflicts. Except for a filing of an amendment to a Schedule 13D and a filing of a Form 4 to the extent required by the Exchange Act, or as otherwise set forth in the Jack Disclosure Letter, (i) no filing with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Stockholder or the performance by such Stockholder of such Stockholder’s obligations hereunder and (ii) none of the execution and delivery of this Agreement by such Stockholder, or the performance by such Stockholder of such Stockholder’s obligations hereunder shall (A) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the Owned Shares pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s Owned Shares are bound, or (B) violate any applicable law, rule, regulation, order, judgment, or decree applicable to such Stockholder or any of its assets (including the Owned Shares), except for any of the foregoing as would not impair such Stockholder’s ability to perform such Stockholder’s obligations under this Agreement.

SECTION 4.4           Transaction Fee. Such Stockholder has not employed any investment banker, broker or finder in connection with the transactions contemplated by the Merger Agreement who might be entitled to any fee or any commission from Bishop or Rook or any of their respective Subsidiaries in connection with or upon consummation of the Merger or any other transaction contemplated by the Merger Agreement.

SECTION 4.5           Actions and Proceedings. As of the date hereof, there are no (a) Actions pending or, to the knowledge of such Stockholder, threatened against such Stockholder or any of its Affiliates or (b) outstanding Orders to which such Stockholder or any of its assets or Affiliates are subject or bound, in each case, that would or seek to prevent, materially delay, hinder, impair or prevent the exercise by Rook of its rights under this Agreement or the performance by such Stockholder of its obligations under this Agreement.

SECTION 4.6           Acknowledgement. Such Stockholder understands and acknowledges that Rook is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

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ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF ROOK

Rook hereby represents and warrants to the Stockholders as follows:

SECTION 5.1           Authorization. Rook has all power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Rook and, assuming it has been duly and validly executed and delivered by the Stockholders, constitutes a legal, valid and binding obligation of Rook, enforceable against it in accordance with the terms of this Agreement.

SECTION 5.2           No Conflicts. The execution and delivery of this Agreement by Rook does not and the performance of this Agreement by Rook will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which it is a party or by which it or any of its properties is bound; (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on Rook or any of its properties; or (iii) constitute a violation by Rook of any law, regulation, rule or ordinance applicable to Rook or any of its assets, in each case, except for any violation, conflict or consent as would not impair the ability of Rook to perform its obligations under this Agreement or to consummate the transactions contemplated herein on a timely basis.

ARTICLE 6
TERMINATION

SECTION 6.1           This Agreement and all obligations of the parties hereunder shall automatically terminate upon the earliest to occur of (a) the Effective Time, (b) the effective date of any Specified Amendment to which Rook has not obtained Jack’s prior written consent (which consent shall not be unreasonably withheld or delayed), and (c) the termination of the Merger Agreement in accordance with its terms (unless the Merger Agreement is terminated as a result of breach of this Agreement). Upon the termination of this Agreement, neither Rook nor the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided that, notwithstanding the foregoing, (i) this Article 6 (including amounts payable pursuant to Section 6.2) and Sections 7.1, and 7.3 through 7.11 shall survive such termination and (ii) the termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

SECTION 6.2           In the event that (a) this Agreement terminates pursuant to Section 6.1(c), (b) Bishop is obligated to pay the Bishop Termination Fee pursuant to Section 7.3(e), Section 7.3(f) or Section 7.3(g) of the Merger Agreement, and (c) any Stockholder or Specified Entity votes or executes any consent, or agrees (whether or not in writing) to vote or execute any consent, in favor of any Acquisition Proposal in his, her or its capacity as stockholder then, in any such event, Jack shall pay to Rook twenty-five million dollars ($25,000,000.00) (the “Jack Termination Fee”) by wire transfer of immediately available funds to the account designated by Rook prior to the time Bishop is required to pay the Bishop Termination Fee under the Merger Agreement. Jack acknowledges that the agreements contained in this Article 6 are a material inducement to the entry into this Agreement and the Merger Agreement by Rook. Accordingly, if Jack shall fail to pay the Jack Termination Fee when due, Jack shall reimburse Rook for all reasonable costs and expenses incurred by Rook (including reasonable fees and expenses of counsel) in connection with the collection and enforcement of this Section 6.2 and pay to Rook any interest on the unpaid amount under this Section 6.2, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

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ARTICLE 7
MISCELLANEOUS

SECTION 7.1           Publication. Each Stockholder hereby permits Rook, Bishop and/or Merger Sub to publish and disclose in press releases, Schedule 13D filings (if applicable), the Form S-4 and the Joint Proxy Statement/Prospectus (including all documents and schedules filed with the SEC) and any other disclosures or filings required by applicable law such Stockholder’s identity and ownership of shares of Bishop Stock, the nature of such Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and/or the text of this Agreement.

SECTION 7.2           Amendment or Supplement. Subject to applicable Law, this Agreement may be amended, modified or supplemented by the parties at any time prior to the Effective Time, whether before or after Rook Stockholder Approval and/or Bishop Stockholder Approval has been obtained. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

SECTION 7.3           Specific Performance. Notwithstanding anything herein to the contrary, the parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof. Accordingly, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or in equity and (b) any requirement under any Law to post any bond or other security as a prerequisite to obtaining equitable relief.

SECTION 7.4           Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier (providing written proof of delivery) or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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(a)           If to Rook, addressed to it at:

Knight Transportation, Inc.

20002 North 19th Avenue

Phoenix, Arizona 85027

Fax: (480) 425-3998

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson, LLP

One New York Plaza

New York, New York 10004

Fax: (212) 859-4000
Attention: Philip Richter

(b)           If to the Stockholders, addressed to them at:

Jerry Moyes

2710 E Old Tower Rd.

Phoenix, AZ 85034

Attention: Vicki Plein
Facsimile: (602) 275-6417

with a copy (which shall not constitute notice) to:

Scudder Law Firm, P.C., L.L.O.
411 S. 13th St., Suite 200

Lincoln, NE 68508
Attention: Earl Scudder

   Mark Scudder

Facsimile: (402) 435-4239

provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day. Rook shall provide the Stockholders with written notice, in accordance with the foregoing requirements, of any notice it sends or receives under the Merger Agreement, such notice to be sent simultaneously if sent by Rook or within one Business Day of receipt if received by Rook.

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SECTION 7.5           Headings; Titles. Headings and titles of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

SECTION 7.6           Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and the relevant provision may be given effect to the fullest extent consistent with applicable Law.

SECTION 7.7           Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) and any documents delivered by the parties in connection herewith constitutes the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof.

SECTION 7.8           Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 7.9           No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

SECTION 7.10         No Presumption Against Drafting Party. Each party acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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SECTION 7.11         Governing Law and Consent to Jurisdiction. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Delaware Court of Chancery or, if such court shall lack subject matter jurisdiction, the District of Delaware, solely in respect of the interpretation. Each of the parties agrees not to commence any action, suit or proceeding relating hereto except in the courts described above in the State of Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided in Section 7.4 shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to deny or defeat personal jurisdiction, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including by asserting (a) any claim that it is not personally subject to the jurisdiction of such courts in the State of Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 7.12         Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 7.13         Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature or by emailed portable document format (.pdf) file signature and a facsimile or .pdf signature shall constitute an original for all purposes.

[Signature page follows]

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IN WITNESS WHEREOF, Rook and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

ROOK:

KNIGHT TRANSPORTATION, INC.

By:	/s/ Kevin P. Knight
Name: Kevin P. Knight
Title: Executive Chairman

STOCKHOLDERS:

/s/ Jerry Moyes
JERRY MOYES

/s/ Vickie Moyes
VICKIE MOYES

JERRY AND VICKIE MOYES FAMILY TRUST DATED 12/11/87

By:	/s/ Jerry Moyes
Name: Jerry Moyes
Title: Co-Trustee

By:	/s/ Vickie Moyes
Name: Vickie Moyes
Title: Co-Trustee

[Bishop Support Agreement Signature Page]

/s/ Michael Moyes
MICHAEL MOYES

/s/ Lyndee Moyes
LYNDEE MOYES NESTER

[Bishop Support Agreement Signature Page]

SCHEDULE A

SWIFT TRANSPORTATION COMPANY

OWNED SHARES

Stockholder	BISHOP COMMON STOCK	BISHOP CLASS B COMMON STOCK
Jerry Moyes	85,017	0
Vickie Moyes	0	0
Jerry and Vickie Moyes Family Trust	0	0
Michael Moyes	0	550,000
Lyndee Moyes Nester	0	550,000

Specified Entities
Cactus Holding Company, LLC	1,951,006	8,354,978
Cactus Holding Company II, LLC (“Cactus II”)	8,650,471	2,378,252
M Capital Group Investors, LLC (“M Capital”)	0	10,595,659
M Capital Group Investors II, LLC (“M Capital II”)	0	26,213,049

Total	10,686,494	48,641,938

Except as specifically set forth below, the amounts stated above provide the number of shares held of record by the applicable Stockholder or Specified Entity. Jerry Moyes, Vickie Moyes, and the Jerry and Vickie Moyes Family Trust “own” all of the shares held of record by the Specified Entities. Michael Moyes and Lyndee Moyes Nester are the trustees of certain trusts and the beneficiaries of certain trusts that are members in M Capital and M Capital II and, accordingly, may be deemed to “own” certain shares held of record by M Capital and M Capital II. The Jerry and Vickie Moyes Family Trust is the sole manager of the Specified Entities, and Jerry and Vickie Moyes are the sole co-trustees of the Jerry and Vickie Moyes Family Trust. Accordingly, Jerry and Vickie Moyes have voting and dispositive power of the shares held of record by the Specified Entities.

Schedule A to Bishop Support Agreement

The number of shares of Bishop Common Stock shown as held by Cactus II includes 6,761,400 shares that are not held of record but which have been sold and may be repurchased by Cactus II at any time. The number of shares of Bishop Common Stock shown as held by Jerry Moyes excludes 94,418 shares of Bishop Common Stock underlying unvested employee stock options and 110,077 unvested performance units.

Schedule A to Bishop Support Agreement

SCHEDULE B

Specified Pledging Transactions

Record Owner	Number of Shares of Bishop Common Stock Pledged	Number of Shares of Bishop Class B Common Stock Pledged	Nature of Hedging/Pledging Arrangements
Cactus Holding Company, LLC	-	3,300,000	Variable Prepaid Forward Contract
	1,951,006	5,054,978	Variable Prepaid Forward Contract
Cactus Holding Company II, LLC	6,761,400	-	Sale and Repurchase Agreement [1]
	636,860	1,863,140	Loan
	1,250,000	-	Loan
	-	380,112	Loan
M Capital Group Investors II, LLC	-	13,700,000	Variable Prepaid Forward Contract
	-	12,294,016	Variable Prepaid Forward Contract
Michael Moyes	-	500,000	Settlement Agreement
Lyndee Moyes Nester	-	500,000	Settlement Agreement

1 Shares underlying this arrangement are not “pledged” but have been sold subject to repurchase.

Schedule B to Bishop Support Agreement